Exhibit 99.1

PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact:	Mary KayLadone, Senior Vice President, Corporate Development,	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
	Strategy and Investor Relations	Phone:	312-233-7799
Phone:	312-819-9387	Email:	lorna.williams@hillrom.com
Email:	marykay.ladone@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	howard.karesh@hillrom.com

HILLROM REPORTS FISCAL THIRD QUARTER FINANCIAL RESULTS

Company Exceeds Q3 Guidance with Strong Core Revenue Growth,

New Product Momentum and Margin Expansion

Hillrom Raises Fiscal 2019 Core Revenue Growth Guidance;

Reaffirms Adjusted EPS Guidance Reflecting Solid Operational Execution

CHICAGO, August 2, 2019 – Hillrom (NYSE: HRC) today announced financial results for the fiscal third quarter ended June 30, 2019, and provided its fiscal fourth quarter and updated full-year 2019 financial outlook.

For the fiscal third quarter, Hillrom reported worldwide revenue of $727 million and GAAP earnings of $0.48 per diluted share. These results reflect the revenue recognition accounting standard, ASC 606, which the company adopted on a modified retrospective basis beginning in the fiscal first quarter 2019. The company's unaudited 2018 modified financial schedules reflecting the adoption of ASC 606 are available as supplemental schedules on the company's website.

On a comparable basis under ASC 606, fiscal third quarter adjusted earnings of $1.23 per diluted share advanced 11 percent over the prior-year period and exceeded the company's guidance of $1.20 to $1.22 per diluted share. These results reflect accelerated core revenue growth, strong contributions from new products, continued margin expansion and strategic investments to drive future growth.

“Our third quarter financial results reflect our team’s successful execution of our strategic priorities with strong core revenue growth and earnings that exceeded expectations,” said John Groetelaars, Hillrom’s president and CEO. “We continue to advance our category leadership, transform our portfolio, and build differentiated solutions to enhance our ability to deliver on our vision of Advancing Connected Care™.”

Worldwide reported revenue of $727 million in the fiscal third quarter increased 3 percent, or 5 percent on a constant currency basis under ASC 606 in both the current and prior periods. Hillrom’s core revenue advanced 6 percent, exceeding the company’s guidance of approximately 4 to 5 percent growth. Core revenue excludes foreign currency, divestitures, and non-strategic assets the company may exit, including the Surgical Solutions international OEM business.

By reporting segment (under ASC 606):

•	Patient Support Systems: Patient Support Systems revenue of $375 million increased 6 percent on a reported basis, or 7 percent on a constant currency basis. Core revenue advanced 8 percent as a result of double-digit growth in med-surg bed systems and clinical workflow solutions, including strong performance from Voalte, the company’s new mobile healthcare communications platform.

•	Front Line Care: Front Line Care generated revenue of $244 million, an increase of 2 percent on a reported basis, or 3 percent on a constant currency basis, driven primarily by growth of new products in vision and respiratory care.

•	Surgical Solutions: Surgical Solutions generated revenue of $108 million, a decline of 2 percent on a reported basis, and was comparable to the prior year on a constant currency basis. Core revenue increased 4 percent, reflecting strong growth of new products, including Integrated Table Motion for the da Vinci Xi® Surgical System.

Recent Highlights

Supporting Hillrom strategies and financial performance were several achievements aimed at advancing Hillrom’s innovation, transforming the portfolio, and delivering sustainable value to shareholders. Highlights include:

•	Achieving more than $300 million in new product revenue through the first nine months of fiscal 2019. Contributing to this performance are several innovative products such as the Centrella® Smart+ bed, Welch Allyn® Connex® Spot Monitor, Monarch® Airway Clearance System, the company’s vision care portfolio, and Integrated Table Motion for the da Vinci Xi® Surgical System.

•	Launching the new Welch Allyn® RetinaVue® 700 Imager, a handheld retinal camera that enables remote ophthalmologists to diagnose diabetic retinopathy in patients with diabetes during routine primary care office visits. This next-generation device is a simpler, faster and more cost-effective way to help customers achieve patient compliance with eye exams and help catch vision-threatening disease earlier. Diabetic retinopathy is the leading cause of blindness in working-age adults.

•	Receiving U.S. Department of Defense (DoD) Conditional Authority to Operate (ATO-C) for the company’s NaviCare® Nurse Call system, Welch Allyn® Connex® monitoring systems (Connex Spot Monitor and Connex Vital Signs Monitor), Connex® vital signs connectivity solutions, and the ELI™ 380 resting electrocardiograph (ECG) device. The DoD authorizations allows these Hillrom™ systems, resting ECG device and care communications platform to be connected to DoD healthcare system networks in the U.S. and internationally.

•	Expanding the respiratory care portfolio with the pending acquisition of Breathe Technologies, Inc., a developer and manufacturer of a patented wearable, non-invasive ventilation technology that supports improved patient mobility in a broad range of reimbursable conditions including COPD, interstitial lung disease, restrictive thoracic disorder and post-lung-transplant rehab. The wearable Life2000® Ventilator undocks from the stationary Life2000® Compressor to give freedom of range inside the home, or can be used independently outside the home with an alternate pressure source. The transaction is expected to close during the fiscal fourth quarter 2019.

•	Enhancing Hillrom’s digital and mobile communications capabilities with the completed acquisition of Voalte, a pioneer and leader in real-time, mobile healthcare communications that simplify communications and improve workflows and outcomes across healthcare systems. The combination strengthens Hillrom’s connected solutions, including smart hospital beds, vital signs monitors, and its evolving digital offering to help care teams deliver better care to patients.

•	Completing the sale of the company’s surgical consumable products, including Bard-Parker® conventional and safety scalpels and blades, and a variety of other operating room accessories. The sale underscores the company’s strategic focus on advancing connected care in high-growth, high-margin categories where Hillrom can demonstrate leadership. On a pro forma basis, the divested products are expected to generate annual revenue of approximately $100 million and contribute approximately $0.20 in adjusted earnings per diluted share.

Fiscal 2019 Financial Outlook

Hillrom now expects fiscal 2019 revenue to increase approximately 2 percent on a reported basis and approximately 3 percent on a constant currency basis, reflecting the divestiture of surgical consumables. The company now expects core revenue to increase approximately 6 percent, adjusted earnings, excluding special items, of $5.03 to $5.05 per diluted share, and approximately $410 million in operating cash flow.

For the fiscal fourth quarter 2019, Hillrom expects revenue to be comparable to the prior year period on a reported basis, increase approximately 1 percent on a constant currency basis, and core revenue to increase approximately 5 percent. The company expects adjusted earnings, excluding special items, of $1.64 to $1.66 per diluted share.

“Today we are raising our full-year core revenue growth expectation and reaffirming our adjusted EPS guidance range. Strong operational performance is expected to fully offset select investments and dilution related to the pending acquisition of Breathe Technologies, Inc., and the recent divestiture of surgical consumables,” continued Mr. Groetelaars. “We remain committed to driving sustained core revenue and earnings growth while achieving our strategic objectives to create long-term value for patients, customers and shareholders.”

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with GAAP, Hillrom routinely provides gross margin, operating margin, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs and related fair value adjustments, gains and losses associated with disposals of businesses or significant product lines, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulations, special charges, the transitional impacts of U.S. tax reform legislation, change in tax accounting methods, other tax law changes and expenses associated with these tax items, the impacts of significant litigation matters, and other unusual events. The company also excludes expenses associated with the amortization of purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding their impact on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting, and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.27-$1.33 for the fiscal year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible, and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the transitional impacts from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense, and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:30 a.m. (CT) / 8:30 a.m. (ET).

Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 3854738.

Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hillrom.com.

Presentation: A supplementary presentation will be posted to Hillrom’s website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay through August 12, 2019. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 3854738. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hillrom.com

About Hillrom

Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by advancing connected care. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through connected smart beds, patient lifts, patient assessment and monitoring technologies, caregiver collaboration tools, respiratory care devices, advanced operating room equipment and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

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The following table reflects the Condensed Consolidated Statements of Income for the quarter and year to date periods ended June 30, 2019, reported under ASC 606, and for the quarter and year to date periods ended June 30, 2018, reported under ASC 605:

Hill-Rom Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In millions, except per share data, unaudited)

	Quarter Ended June 30		Year Ended June 30
	2019 [1]	2018 [2]	2019 [1]	2018 [2]
Net revenue
Product sales and service	$653.0	$617.6	$1,901.1	$1,803.5
Rental revenue	73.8	91.0	223.4	285.3
Total net revenue	726.8	708.6	2,124.5	2,088.8
Cost of net revenue
Cost of goods sold	332.3	317.5	971.3	935.3
Rental expenses	37.9	43.1	114.0	135.5
Total cost of net revenue	370.2	360.6	1,085.3	1,070.8
Gross profit
Product sales and service	320.7	300.1	929.8	868.2
Rental	35.9	47.9	109.4	149.8
Total gross profit	356.6	348.0	1,039.2	1,018.0
As a percentage of sales	49.1%	49.1%	48.9%	48.7%

Research and development expenses	34.1	33.6	103.9	100.6
Selling and administrative expenses	246.4	221.9	695.6	676.3
Special charges	6.2	14.0	17.7	64.4

Operating profit	69.9	78.5	222.0	176.7

Other income (expense), net	(24.2)	(23.0)	(66.0)	(68.9)

Income tax expense (benefit)	13.1	10.3	31.7	(54.2)

Net income	32.6	45.2	124.3	162.0

Diluted earnings per share	$0.48	$0.67	$1.84	$2.40

Average diluted common shares outstanding (in thousands)	67,446	67,646	67,484	67,550

Dividends per common share	$0.21	$0.20	$0.62	$0.58

1 Reported under ASC 606

2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries

Revenue Constant Currency

(In millions, unaudited)

The following table reflects sales growth data for the quarter ended June 30, 2019, reported under ASC 606, and for the quarter ended June 30, 2018, reported under ASC 605:

					U.S.	OUS
	Quarter Ended June 30		Change As	Constant	Change As	Change As	Constant
	2019 [1]	2018 [2]	Reported	Currency	Reported	Reported	Currency

Product sales and service	$653.0	$617.6	5.7%	7.0%	12.6%	(8.2)%	(4.3)%

Rental revenue	73.8	91.0	(18.9)%	(18.5)%	(20.4)%	(7.2)%	(2.9)%

Total net revenue	$726.8	$708.6	2.6%	3.8%	7.2%	(8.1)%	(4.2)%

Patient Support Systems	374.5	359.7	4.1%	5.2%	8.3%	(8.1)%	(4.0)%

Front Line Care	244.4	239.0	2.3%	3.3%	5.3%	(5.0)%	(1.4)%

Surgical Solutions	107.9	109.9	(1.8)%	0.2%	8.3%	(12.2)%	(8.1)%

Total net revenue	$726.8	$708.6	2.6%	3.8%	7.2%	(8.1)%	(4.2)%

OUS - Outside of the United States

1 Reported under ASC 606

2 Reported under ASC 605

The following table reflects sales growth data for the year to date period ended June 30, 2019, reported under ASC 606, and for the year to date period ended June 30, 2018, reported under ASC 605:

					U.S.	OUS
	Year to Date Ended June 30		Change As	Constant	Change As	Change As	Constant
	2019 [1]	2018 [2]	Reported	Currency	Reported	Reported	Currency

Product sales and service	$1,901.1	$1,803.5	5.4%	6.9%	11.8%	(6.1)%	(1.8)%

Rental revenue	223.4	285.3	(21.7)%	(21.1)%	(23.2)%	(10.1)%	(5.1)%

Total net revenue	$2,124.5	$2,088.8	1.7%	3.1%	5.6%	(6.3)%	(2.0)%

Patient Support Systems	1,075.1	1,049.1	2.5%	3.7%	5.9%	(6.7)%	(2.1)%

Front Line Care	720.9	701.5	2.8%	3.9%	5.0%	(2.4)%	1.5%

Surgical Solutions	328.5	338.2	(2.9)%	(0.6)%	5.5%	(10.4)%	(6.0)%

Total net revenue	$2,124.5	$2,088.8	1.7%	3.1%	5.6%	(6.3)%	(2.0)%

OUS - Outside of the United States

1 Reported under ASC 606

2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries

Reconciliation: Earnings Per Share

(In millions, except per share data, unaudited)

	Quarter Ended June 30, 2019 [1]					Quarter Ended June 30, 2018 [2]
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	49.0%	9.6%	$45.7	$13.1	$0.48	49.1%	11.1%	$55.5	$10.3	$0.67
Adjustments:
Acquisition and integration costs	0.5%	1.9%	13.9	2.8	0.16	—%	0.4%	2.7	0.7	0.03
Acquisition-related intangible asset amortization	—%	4.0%	29.3	7.4	0.33	—%	3.7%	26.8	7.4	0.28
Field corrective actions	0.8%	0.8%	5.6	1.4	0.06	—%	—%	—	—	—
Regulatory compliance costs	—%	0.6%	4.6	1.1	0.05	—%	0.1%	0.6	0.2	0.01
Litigation expenses	—%	—	—	—	—	—%	—%	—	—	—
Special charges	—%	0.9%	6.2	1.5	0.07	—%	2.0%	14.0	4.1	0.14
Tax law and method changes	—%	—%	—	(5.4)	0.08	—%	—%	0.1	(1.1)	0.02
Adjusted Basis	50.3%	17.8%	$105.3	$21.9	$1.23	49.1%	17.3%	$99.7	$21.6	$1.15
1 Reported under ASC 606
2 Reported under ASC 605

	Year to Date Ended June 30, 2019 [1]					Year to Date Ended June 30, 2018 [2]
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	48.9%	10.5%	$156.0	$31.7	$1.84	48.7%	8.5%	$107.8	$(54.2)	$2.40
Adjustments:
Acquisition and integration costs	0.1%	0.7%	15.7	3.2	0.19	—%	0.3%	7.3	1.9	0.08
Acquisition-related intangible asset amortization	—%	3.9%	82.3	19.7	0.93	—%	3.8%	80.5	20.9	0.88
Field corrective actions	0.3%	0.3%	5.6	1.4	0.06	—%	—%	—	—	—
Regulatory compliance costs	—%	0.5%	10.7	2.7	0.12	—%	0.1%	1.8	0.5	0.02
Litigation expenses	—%	—	—	—	—	—%	0.3%	5.8	1.5	0.06
Special charges	—%	0.8%	17.7	4.3	0.20	—%	3.1%	64.4	17.3	0.70
Tax law and method changes	—%	—%	—	(4.4)	0.06	—%	—%	0.1	67.7	(1.00)
Gain on disposition	—%	—%	—	—	—	—%	—%	(1.0)	—	(0.01)
Adjusted Basis	49.3%	16.7%	$288.0	$58.6	$3.40	48.7%	16.1%	$266.7	$55.6	$3.13
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In millions, unaudited)

The following table reflects the Condensed Consolidated Balance Sheets as of June 30, 2019, reported under ASC 606, and as of September 30, 2018, reported under ASC 605:

	June 30, 2019 [1]	September 30, 2018 [2]
Assets
Current Assets
Cash and cash equivalents	$202.6	$183.0
Trade accounts receivable, net of allowances	597.9	580.7
Inventories, net	297.8	291.7
Other current assets	128.0	100.2
Total current assets	1,226.3	1,155.6

Property, plant and equipment, net	311.1	328.3
Intangible assets
Goodwill	1,830.8	1,738.3
Other intangible assets and software, net	1,083.7	1,027.7
Other assets	123.4	110.1

Total Assets	$4,575.3	$4,360.0

Liabilities
Current Liabilities
Trade accounts payable	$171.5	$177.3
Short-term borrowings	246.2	182.5
Other current liabilities	396.5	302.6
Total current liabilities	814.2	662.4

Long-term debt	1,824.0	1,790.4
Other long-term liabilities	312.4	291.0

Total Liabilities	2,950.6	2,743.8

Total Shareholders' Equity	1,624.7	1,616.2

Total Liabilities and Shareholders' Equity	$4,575.3	$4,360.0

1 Reported under ASC 606

2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

The following table reflects the Condensed Consolidated Statements of Statements of Cash Flows for the year to date ended June 30, 2019, reported under ASC 606, and for the year to date ended June 30, 2018, reported under ASC 605:

	Year to Date Ended June 30
	2019 [1]	2018 [2]
Operating Activities
Net income	$124.3	$162.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	54.7	67.0
Acquisition-related intangible asset amortization	82.3	80.5
Amortization of debt discounts and issuance costs	4.8	5.2
Benefit for deferred income taxes	(12.2)	(89.4)
Loss on disposal of property, equipment leased to others, intangible assets, and impairments	3.3	1.1
Loss on disposition of businesses	—	22.4
Stock compensation	26.9	21.6
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	15.3	20.5
Inventories	(4.9)	(27.4)
Other current assets	(3.4)	(38.5)
Trade accounts payable	(9.0)	(2.6)
Accrued expenses and other liabilities	14.6	1.0
Other, net	4.4	26.4
Net cash provided by operating activities	301.1	249.8
Investing Activities
Purchases of property, plant, equipment and software	(50.9)	(71.9)
Proceeds on sale of property and equipment leased to others	2.5	4.0
Payment for acquisition of business, net of cash acquired	(175.8)	—
Payment for acquisition of intangible assets	(17.1)	—
Payments for acquisitions of investments	(26.6)	—
Proceeds on sale of business	—	1.0
Other, net	—	2.2
Net cash used in investing activities	(267.9)	(64.7)
Financing Activities
Payments of long-term debt	(0.1)	(137.4)
Borrowings on Revolving Credit Facility	330.0	75.0
Payments on Revolving Credit Facility	(230.0)	(165.0)
Borrowings on Securitization Program	4.9	68.2
Payments on Securitization Program	(5.5)	(40.7)
Borrowings on Note Securitization Facility	46.0	61.0
Payments on Note Securitization Facility	(51.3)	—
Payments of cash dividends	(41.4)	(38.4)
Proceeds on exercise of stock options	9.2	13.6
Stock repurchases for stock award withholding obligations	(4.2)	(7.4)
Stock repurchases in the open market	(75.0)	—
Other, net	5.5	5.1
Net cash used in financing activities	(11.9)	(166.0)
Effect of exchange rate changes on cash	(1.7)	(4.4)
Net Cash Flows	19.6	14.7
Cash and Cash Equivalents:
At beginning of period	183.0	231.8
At end of period	$202.6	$246.5

1 Reported under ASC 606

2 Reported under ASC 605